Exhibit 10(iii)(A)8


                          SNET MID CAREER PENSION PLAN

The SNET Mid Career Pension Plan ("Plan") was amended at the December 8, 1993 Board of Directors meeting. The purpose of the amendments was to reflect the redesign of the SNET Executive Non-Qualified Pension Plan and Excess Benefit Plan ("ENQPP"). Effective January 1, 1994, the ENQPP replaced the provisions of this Plan (which differentiated based on age and position at time of hire) with an executive pension plan which provides the appropriate level of income protection for all executives based on their length of service with the company.

The amendments to this Plan are as follows:

1) For eligible executives on the active payroll as of December 8, 1993, the accrued and vested Mid Career Pension Plan pension benefits for such eligible executives shall be calculated as of December 31, 1993, and such vested pension benefits shall be frozen and continue to be payable under the Plan to such executives and any terminated executives with vested pension benefits, subject to offsets determined under the provisions of the ENQPP.

2) Effective upon the last payment of such vested and frozen pension benefits, the Plan shall terminate.